Exhibit 99.1

Press Release October 19, 2022
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2022 Results

FORT WAYNE, INDIANA, October 19, 2022 / PRNewswire /

Third Quarter 2022 Performance Highlights:

▪	Record steel shipments of 3.2 million tons

▪	Record steel fabrication operating income of $677 million and record shipments of 218,000 tons

▪	Net sales of $5.7 billion, operating income of $1.2 billion, and Adjusted EBITDA of $1.3 billion

▪	Record cash flow from operations of $1.5 billion

▪	Share repurchases of $482 million of the company’s common stock, representing 3.3 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2022 financial results. The company reported third quarter 2022 net sales of $5.7 billion and net income of $914 million, or $5.03 per diluted share. Excluding the impact from the company’s newly started Sinton Texas Flat Roll Steel Mill of $111 million, or $0.43 per diluted share, the company’s third quarter 2022 adjusted net income was $992 million, or $5.46 per diluted share.

Comparatively, the company’s sequential second quarter 2022 earnings were $6.44 per diluted share, and adjusted earnings were $6.73 per diluted share, excluding costs of $0.29 per diluted share, associated with startup of the company's Texas Flat Roll Steel Mill. Prior year third quarter earnings were $4.85 per diluted share and adjusted earnings were $4.96 per diluted share, excluding costs of $0.11 per diluted share, associated with construction of the company's Texas Flat Roll Steel Mill.

“The team delivered a strong performance during the quarter,” said Mark D. Millett, Chairman, President, and Chief Executive Officer. “Our third quarter 2022 consolidated operating income was $1.2 billion, with adjusted EBITDA of $1.3 billion and record cash flow from operations of $1.5 billion. These results continue to display the power of our highly diversified, value-added, circular manufacturing model — as the strength in our steel fabrication operations meaningfully offset lower earnings in our flat rolled steel businesses, with realized flat rolled steel selling values declining almost 15 percent during the quarter. We achieved record quarterly steel shipments of 3.2 million tons, as a result of steady steel demand, led by the construction industry, and complemented by the automotive, industrial, and energy sectors.

“Third quarter operating income from our steel operations declined to $658 million despite record volume, due to significant metal spread compression within our flat rolled operations, while our long product metal spreads were steady to expanding,” continued Millett. “Ferrous scrap pricing indices have decreased each month beginning in May and continued through October 2022, resulting in significantly lower earnings from our metals recycling operations. In contrast, our steel fabrication business achieved another record quarter, with earnings of $677 million, based on higher realized selling values, declining steel input costs, and a continued steady construction demand environment. Steel joist and deck pricing and order entry continues to be steady, supporting a historically strong order backlog and forward pricing outlook.”

Third Quarter 2022 Comments

Third quarter 2022 operating income for the company’s steel operations was $658 million, or 41 percent lower than sequential second quarter results, due to metal spread compression within the company’s flat rolled steel operations, as lower average flat rolled steel pricing more than offset higher flat rolled steel shipments. Demand for the company’s long product steel continued to be strong, supporting steady to expanded metal margins. Third quarter 2022 average external product selling price for the company’s steel operations decreased $158 sequentially to $1,381 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $66 sequentially to $472 per ton.

Third quarter 2022 operating income from the company’s metals recycling operations meaningfully declined sequentially to $10 million, as a result of lower sequential ferrous and non-ferrous scrap pricing and lower volume. The company’s realized average ferrous scrap pricing declined almost 30 percent during the third quarter. The company believes scrap prices have stabilized for the remainder of the year.

The company’s steel fabrication operations reported record operating income of $677 million in the third quarter 2022, 13% higher than second quarter results, due to higher selling values, lower steel input costs, and record shipments. The non-residential construction sector remains strong, as evidenced by realized product pricing and the company’s order backlog extending well into the first half of 2023.

Year-to-Date September 30, 2022 Comparison

For the nine months ended September 30, 2022, net income was $3.2 billion, or $17.21 per diluted share, with net sales of $17.4 billion, as compared to net income of $2.1 billion, or $10.15 per diluted share, with net sales of $13.1 billion for the same prior year period. Excluding the impact from the company’s newly started Sinton Texas Flat Roll Steel Mill of $271 million, or $1.01 per diluted share (net of capitalized interest), the company’s nine-months ended September 30, 2022, adjusted net income was $3.4 billion, or $18.22 per diluted share. Similarly, adjusting for the company’s Texas steel mill construction and startup costs for the same period in 2021, net income was $2.2 billion, or $10.40 per diluted share.

Net sales for the first nine months of 2022 increased 33 percent and operating income increased 51 percent to $4.3 billion, when compared to the same prior year period. Higher earnings were driven by metal spread expansion within the company’s steel fabrication business, as increased product pricing and record volume, more than offset increased raw materials costs, resulting in operating income of $1.7 billion for the first nine months of 2022. Operating income from the company’s steel operations for the same period was $2.9 billion. The average external selling price for the company’s steel operations increased $198 to $1,491 per ton compared to prior year’s same period, and the average ferrous scrap cost per ton melted at the company’s steel mills increased $62 to $495 per ton.

Based on the company’s differentiated business model and highly, variable cost structure, the company achieved cash flow from operations of $3.3 billion during the first nine months of 2022, representing a record performance. The company also invested $565 million in capital investments, paid cash dividends of $177 million, and repurchased $1.4 billion of its common stock representing 10 percent of its outstanding shares, while increasing liquidity to a record $3.2 billion.

Outlook

“Customer order entry activity continues to be healthy across our businesses, with expectations for seasonally moderated volume for our steel and metals recycling operations in the coming months,” said Millett. “Despite weaker flat rolled steel pricing, our order activity and backlogs remain solid. We believe North American steel consumption will remain steady, and that demand for lower-carbon, U.S. produced steel products coupled with lower imports will support steel pricing. Our steel fabrication operations order backlog also remains historically high based on volume and forward pricing levels. This, in combination with our existing and recently announced expansion initiatives, are firm drivers for our continued growth in the coming years.

“Operations continue to ramp up at our Sinton Flat Roll Steel Division. The product surface quality is excellent, and grade development and dimensional tolerances have exceeded our expectations. The Sinton team has been running at a rate of 65 percent during October and achieving rates of over 80 percent for several single day periods, supporting our expectations to achieve a run rate of at least 80 percent for the full year 2023. In addition, our four additional value-added flat rolled steel coating lines comprised of two paint lines and two galvanizing lines with Galvalume® coating capability, are expected to begin operating in the second half of 2023. One set will be located onsite at Sinton, providing it with the same diversification and higher-margin product capabilities as our two existing flat rolled steel divisions. The other two lines will be placed at our Heartland Flat Roll Division to support growing coated flat rolled steel demand in the region and to further increase the diversification and cash generation capacity of our existing Midwest operations.

“We are quickly progressing on our aluminum flat rolled products mill and are incredibly excited about this meaningful growth opportunity, which is aligned with our existing business and operational expertise,” said Millett. “We have intentionally grown with our customers’ needs, providing efficient sustainable supply-chain solutions for the highest quality products. Thus far, this has primarily been achieved within the carbon steel industry — however, a significant number of our carbon flat rolled steel customers are also consumers and processors of aluminum flat rolled products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. We believe our unique performance-based operating culture, coupled with our considerable experience in successfully constructing and operating cost-effective, highly profitable flat rolled steel mills, positions us exceptionally well to execute this strategic opportunity and to deliver strong long-term value creation.

“Our customers and our people are also incredibly excited for this growth opportunity. Our commitment is to the health and safety of our teams, families, and communities, while meeting the growing needs of our customers. Our culture and business model continue to positively differentiate our performance compared to others. We believe there are strong drivers for our continued growth, and we remain in a position of strength. Our planned investments in a new state-of-the-art low-carbon aluminum flat rolled mill and associated recycled aluminum slab centers continues our strategic growth, is aligned with our core steelmaking and recycling platforms, benefits many of our existing customers, and provides for future value creation. We are well-positioned for sustainable long-term growth,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2022 operating and financial results on Thursday, October 20, 2022, at 11:30 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on October 26, 2022.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA, and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA, and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate","intend","believe","estimate","plan","seek","project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel and North American aluminum flat rolled supply deficit, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6)cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8)compliance with and changes in environmental and remediation requirements; (9)significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10)availability of an adequate source of supply of scrap for our metals recycling operations; (11)cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; (17) the impacts of impairment charges; (18) unanticipated difficulties in integrating or starting up new assets; and (19) risks and uncertainties involving product and/or technology development.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2022	2021	2022	2021	June 30, 2022
Net sales	$5,651,707	$5,088,288	$17,434,487	$13,098,193	$6,212,878
Costs of goods sold	4,187,278	3,487,659	12,304,203	9,497,606	4,329,536
Gross profit	1,464,429	1,600,629	5,130,284	3,600,587	1,883,342

Selling, general and administrative expenses	132,627	157,526	403,019	461,686	118,377
Profit sharing	105,122	113,880	373,333	244,868	139,742
Amortization of intangible assets	6,836	7,178	21,158	22,054	7,160
Operating income	1,219,844	1,322,045	4,332,774	2,871,979	1,618,063

Interest expense, net of capitalized interest	25,347	12,704	67,683	44,871	25,667
Other expense (income), net	(13,975)	6,776	2,472	26,886	(4,021)
Income before income taxes	1,208,472	1,302,565	4,262,619	2,800,222	1,596,417

Income tax expense	289,997	302,406	1,022,138	649,105	381,765
Net income	918,475	1,000,159	3,240,481	2,151,117	1,214,652
Net income attributable to noncontrolling interests	(4,150)	(9,396)	(12,671)	(27,556)	(5,098)
Net income attributable to Steel Dynamics, Inc.	$914,325	$990,763	$3,227,810	$2,123,561	$1,209,554

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$5.07	$4.89	$17.33	$10.22	$6.49

Weighted average common shares outstanding	180,264	202,450	186,288	207,704	186,442

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$5.03	$4.85	$17.21	$10.15	$6.44

Weighted average common shares and share equivalents outstanding	181,613	204,167	187,531	209,222	187,740

Dividends declared per share	$0.34	$0.26	$1.02	$0.78	$0.34

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,420,497	$1,243,868
Short-term investments	583,211	-
Accounts receivable, net	2,333,994	1,916,434
Inventories	3,376,532	3,531,130
Other current assets	99,210	209,591
Total current assets	7,813,444	6,901,023

Property, plant and equipment, net	5,146,606	4,751,430

Intangible assets, net	276,586	295,345

Goodwill	451,594	453,835

Other assets	359,468	129,601
Total assets	$14,047,698	$12,531,234
Liabilities and Equity
Current liabilities
Accounts payable	$1,165,147	$1,280,555
Income taxes payable	41,121	13,746
Accrued expenses	902,177	835,894
Current maturities of long-term debt	22,951	97,174
Total current liabilities	2,131,396	2,227,369

Long-term debt	3,012,120	3,008,702

Deferred income taxes	856,650	854,905

Other liabilities	112,327	120,087
Total liabilities	6,112,493	6,211,063

Commitments and contingencies

Redeemable noncontrolling interests	172,403	211,414

Equity
Common stock	649	649
Treasury stock, at cost	(4,046,555)	(2,674,267)
Additional paid-in capital	1,219,947	1,218,933
Retained earnings	10,799,863	7,761,417
Accumulated other comprehensive income	(2,748)	(2,091)
Total Steel Dynamics, Inc. equity	7,971,156	6,304,641
Noncontrolling interests	(208,354)	(195,884)
Total equity	7,762,802	6,108,757
Total liabilities and equity	$14,047,698	$12,531,234

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating activities:
Net income	$918,475	$1,000,159	$3,240,481	$2,151,117

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,714	87,407	281,961	261,373
Equity-based compensation	12,093	9,917	39,681	36,765
Deferred income taxes	3,990	71,008	3,986	188,474
Other adjustments	(12,409)	(781)	(1,892)	(2,915)
Changes in certain assets and liabilities:
Accounts receivable	326,731	(321,771)	(417,550)	(920,877)
Inventories	270,628	(412,952)	154,391	(1,052,475)
Other assets	(15,789)	(20,361)	(9,274)	(18,818)
Accounts payable	(264,313)	48,726	(152,763)	472,562
Income taxes receivable/payable	8,269	(353)	146,822	86,791
Accrued expenses	149,766	169,817	31,132	278,240
Net cash provided by operating activities	1,496,155	630,816	3,316,975	1,480,237

Investing activities:
Purchases of property, plant and equipment	(241,229)	(214,629)	(564,701)	(801,698)
Purchases of short-term investments	(283,188)	-	(634,698)	-
Proceeds from maturities of short-term investments	49,794	-	49,794	-
Acquisition of business, net of cash and restricted cash acquired	(47,638)	-	(47,638)	-
Investments in unconsolidated affiliates	-	-	(222,480)	-
Other investing activities	4,113	1,024	9,340	3,273
Net cash used in investing activities	(518,148)	(213,605)	(1,410,383)	(798,425)

Financing activities:
Issuance of current and long-term debt	348,286	343,007	1,050,933	1,059,912
Repayment of current and long-term debt	(363,060)	(382,489)	(1,127,051)	(1,095,338)
Dividends paid	(62,088)	(53,380)	(177,131)	(161,025)
Purchase of treasury stock	(481,676)	(337,616)	(1,387,890)	(730,814)
Other financing activities	(6,057)	(4,776)	(88,825)	(27,468)
Net cash used in financing activities	(564,595)	(435,254)	(1,729,964)	(954,733)

Increase (decrease) in cash, cash equivalents, and restricted cash	413,412	(18,043)	176,628	(272,921)
Cash, cash equivalents, and restricted cash at beginning of period	1,012,585	1,119,244	1,249,369	1,374,122
Cash, cash equivalents, and restricted cash at end of period	$1,425,997	$1,101,201	$1,425,997	$1,101,201

Supplemental disclosure information:
Cash paid for interest	$9,214	$9,174	$59,496	$62,216
Cash paid for income taxes, net	$276,948	$222,691	$867,350	$370,835

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Third Quarter		Year to Date
	2022	2021	2022	2021	1Q 2022	2Q 2022
External Net Sales
Steel	$3,720,826	$3,667,718	$11,625,343	$9,412,921	$3,762,496	$4,142,021
Steel Fabrication	1,140,273	493,804	3,156,007	1,081,641	929,981	1,085,753
Metals Recycling	472,065	587,091	1,701,426	1,632,798	579,625	649,736
Other	318,543	339,675	951,711	970,833	297,800	335,368
Consolidated Net Sales	$5,651,707	$5,088,288	$17,434,487	$13,098,193	$5,569,902	$6,212,878
Operating Income
Steel	$658,264	$1,350,736	$2,931,868	$3,009,199	$1,166,945	$1,106,659
Steel Fabrication	676,767	89,430	1,742,915	127,775	466,916	599,232
Metals Recycling	9,918	46,985	115,693	151,883	48,146	57,629
	1,344,949	1,487,151	4,790,476	3,288,857	1,682,007	1,763,520

Non-cash amortization of intangible assets	(6,836)	(7,178)	(21,158)	(22,054)	(7,162)	(7,160)
Profit sharing expense	(105,122)	(113,880)	(373,333)	(244,868)	(128,469)	(139,742)
Non-segment operations	(13,147)	(44,048)	(63,211)	(149,956)	(51,509)	1,445
Consolidated Operating Income	$1,219,844	$1,322,045	$4,332,774	$2,871,979	$1,494,867	$1,618,063

Adjusted EBITDA
Net income	$918,475	$1,000,159	$3,240,481	$2,151,117	$1,107,354	$1,214,652
Income taxes	289,997	302,406	1,022,138	649,105	350,376	381,765
Net interest expense	16,902	12,434	57,116	43,853	16,055	24,159
Depreciation	90,278	78,631	256,011	234,534	78,790	86,943
Amortization of intangible assets	6,836	7,178	21,158	22,054	7,162	7,160
Noncontrolling interest (a)	(4,806)	(9,928)	(13,534)	(28,015)	(3,272)	(5,456)
EBITDA	1,317,682	1,390,880	4,583,370	3,072,648	1,556,465	1,709,223
Non-cash adjustments
Unrealized (gains) losses	6,053	6,355	(7,648)	808	300	(14,001)
Inventory valuation	7,696	141	28,149	394	11,125	9,328
Equity-based compensation	14,518	9,917	39,794	29,935	19,794	5,482
Adjusted EBITDA	$1,345,949	$1,407,293	$4,643,665	$3,103,785	$1,587,684	$1,710,032
Other Operating Information
Steel
Average external sales price (Per ton) (b)	$1,381	$1,550	$1,491	$1,293	$1,561	$1,539
Average ferrous cost (Per ton melted) (c)	$472	$489	$495	$433	$474	$538

Flat Roll shipments
Butler, Columbus, and Sinton Flat Roll divisions	1,766,726	1,442,783	5,009,403	4,451,844	1,551,845	1,690,832
Steel Processing divisions (d)	425,304	415,254	1,269,658	1,248,700	411,653	432,701
Long Product shipments
Structural and Rail Division	477,305	497,016	1,457,296	1,472,782	466,821	513,170
Engineered Bar Products Division	234,993	204,429	688,339	610,262	226,053	227,293
Roanoke Bar Division	161,832	151,751	463,103	463,561	143,619	157,652
Steel of West Virginia	88,697	92,338	276,131	269,972	94,837	92,597
Total Shipments (Tons)	3,154,857	2,803,571	9,163,930	8,517,121	2,894,828	3,114,245

External Shipments (Tons) (b)	2,694,709	2,366,928	7,796,390	7,281,752	2,409,763	2,691,918

Steel Mill Production (Tons)	2,793,463	2,528,480	8,039,107	7,448,733	2,508,184	2,737,460
Metals Recycling
Nonferrous shipments (000's of pounds)	257,710	271,325	785,381	818,993	260,890	266,781
Ferrous shipments (Gross tons)	1,320,117	1,371,126	3,944,068	4,167,416	1,265,222	1,358,729
External ferrous shipments (Gross tons)	423,184	475,567	1,298,413	1,433,475	437,228	438,001
Steel Fabrication
Average sales price (Per ton)	$5,245	$2,339	$4,896	$1,855	$4,424	$5,001
Shipments (Tons)	218,441	211,197	646,685	584,621	210,237	218,007

(a)	Net of income tax expense (benefit) on noncontrolling interests.
(b)	Represents all steel operations
(c)	Represents ferrous cost per ton melted at our electric arc furnace steel mills
(d)	Includes Heartland, The Techs, and United Steel Supply operations